Exhibit 5.1

August 11, 2021

Arbor Realty Trust, Inc.

333 Earle Ovington Boulevard, Suite 900

Uniondale, NY 11553

Re:	Registration Statement on Form S-3 (File No. 333-242377)

Ladies and Gentlemen:

We have served as Maryland counsel to Arbor Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance of up to 5,750,000 shares (the “Shares”) of the Company’s 6.25% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”), including up to 750,000 Shares issuable pursuant to an option to purchase additional Shares, covered by the above-referenced Registration Statement, and all amendments related thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are to be issued in an underwritten public offering (the “Offering”) pursuant to the Prospectus, dated August 7, 2020, which forms a part of the Registration Statement (the “Prospectus”), and a Prospectus Supplement, dated August 4, 2021 (the “Prospectus Supplement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.       The Registration Statement and the Prospectus included therein;

2.       The Prospectus Supplement;

3.       The charter of the Company (the “Charter”), including the Articles Supplementary setting forth the terms of the Series E Preferred Stock (the “Articles Supplementary”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.       The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Arbor Realty Trust, Inc.
August 11, 2021

6.       Resolutions adopted by the Board of Directors of the Company (the “Resolutions”), and by a duly authorized committee thereof, authorizing the registration, sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

7.       A certificate executed by an officer of the Company, dated as of the date hereof; and

8.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.       The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article VII of the Charter or Section 11 of the Articles Supplementary.

Arbor Realty Trust, Inc.
August 11, 2021

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.       The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or any other state law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP